QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

[Hogan & Hartson L.L.P. Letterhead]

August 24, 2001

The Mills Corporation
1300 Wilson Blvd.
Arlington, VA 22209

Ladies and Gentlemen:

    We have acted as counsel to The Mills Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (No. 333-65142) (the "Registration Statement") and the prospectus, dated August 24, 2001, included therein (the "Prospectus") filed by the Company with the Securities and Exchange Commission relating to the registration of $300,000,000 of the Company's common stock, par value $.01 per share, and warrants exercisable for the Company's common stock. In connection with the filing of the Registration Statement, we have been asked to provide you with our opinion regarding certain federal income tax matters related to the Company. Unless otherwise defined herein, capitalized terms used in this letter have the meaning set forth in the Registration Statement.

Basis for Opinions

    The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

    In rendering our opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following:

    (1) the Registration Statement, the Prospectus and the Company's Current Report on Form 8-K dated August 24, 2001 (the "Form 8-K") (including the exhibits) to each such document);

    (2) the Limited Partnership Agreement of The Mills Limited Partnership (the "Operating Partnership"), dated April 21, 1994, as amended effective July 1, 1995 and through the date hereof;

    (3) the Amended and Restated Certificate of Incorporation of the Company, dated April 19, 1994, as amended (the "Company Articles of Incorporation"), and the Bylaws of the Company;

    (4) the Certificate of Incorporation, dated April 19, 1994, Bylaws, and stock ownership records of The MillsServices Corp. (the "Services Company");

    (5) the forms of limited partnership agreement used for the formation of the various limited partnerships in which the Operating Partnership and/or the Company owns an interest;

    (6) the forms of limited liability company operating agreement for the various limited liability companies in which the Operating Partnership and/or the Company owns an interest;

    (7) selected leases at various of the properties in which the Operating Partnership owns an interest;

    (8) the Certificate of Designations, Preferences and Rights relating to the Series A Cumulative Convertible Preferred Stock Par Value $0.01 per Share and the Securities Purchase Agreement, dated as of April 27, 2001, between the Company and iStar Preferred Holdings LLC; and

    (9) such other documents as we deemed necessary or appropriate.

    The opinions set forth in this letter also are premised on certain written representations of the Company and the Operating Partnership contained in a letter to us of even date herewith (the "Management Representation Letter"). Collectively, the Company, the Operating Partnership, the Partnership Subsidiaries (as defined herein), the Services Company, and the subsidiaries of the Services Company are sometimes referred to herein as the "Company Group Entities." For purposes of this opinion letter, "Partnership Subsidiary" shall mean any partnership, limited liability company, or other entity which has claimed treatment as a partnership or as a disregarded entity for federal income tax purposes for all relevant tax returns and tax filings with respect to each period during which either the Company or the Operating Partnership has owned (or owned at any time on or after April 30, 1994) an interest, either directly or through (x) one or more other partnerships, limited liability companies or other entities that has claimed such treatment as a partnership for federal income tax purposes or as a disregarded entity for federal income tax purposes (whether or not the Company or the Operating Partnership has a controlling interest in, or otherwise has the ability to control or direct the operation of, such entity), or (y) one or more trusts with respect to which the Company or the Operating Partnership is treated as the "owner" within the meaning of Section 671 of the Code (a "Grantor Trust"), and any Grantor Trust. Notwithstanding the foregoing, the term "Partnership Subsidiary" shall not in any way be deemed to include the Services Company or subsidiaries thereof.

    We have made such legal and factual inquiries, including an examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of rendering these opinions. For purposes of our opinions, however, we have not made an independent investigation or audit of the facts set forth in the above referenced documents. We consequently have relied upon representations in the Management Representation Letter and upon the assumption that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not, however, aware of facts contrary to the facts set forth in the Management Representation Letter or the above-referenced documents.

    In this regard, we have assumed with your consent the following:

    (i) that (A) all of the representations and statements set forth in the documents that we reviewed, including the Management Representation Letter (collectively, the "Reviewed Documents"), are true and correct and will continue to be true and correct, (B) any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate and will continue to be correct and accurate without such qualification, (C) each of the Reviewed Documents that constitutes an agreement is valid and binding in accordance with its terms, and (D) all of the obligations imposed by the Reviewed Documents on the parties thereto, including, without limitation, obligations under the Company Articles of Incorporation, have been and will continue to be performed or satisfied in accordance with their terms;

    (ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

    (iii) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

    (iv) that each of the Company Group Entities has been and will continue to be a duly organized and validly existing entity and has been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents.

    Any material variation or difference in the facts from those set forth in the Reviewed Documents and upon which we have relied (including, in particular, the Prospectus and the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

    Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

    (1) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, effective for each of its taxable years ended December 31, 1994 through December 31, 2000, and the Company's current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2001 and thereafter.

    (2) The discussion in Exhibit 99.2 to the Company's Form 8-K, under the heading "Material Federal Income Tax Considerations," which is incorporated by reference into the Registration Statement, to the extent that it describes provisions of federal income tax law, is correct in all material respects and fairly summarizes the federal income tax considerations that are likely to be material to a holder of shares of common stock of the Company.

    In connection with such opinions, we note that the Company is in the business of owning and operating super regional "value retail" outlet malls. These properties are extremely large, complex operations that are different in many respects both from traditional outlet malls and traditional regional malls. In connection with the operation of these malls, the Company regularly undertakes a wide range of marketing and promotional activities that are intended to promote and benefit the entire mall operation by increasing consumer spending and thereby increasing the rents that the Company derives from its tenants. In a number of private letter rulings, the Internal Revenue Service has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the center (and therefore the REIT's revenues from tenants), rather than to benefit a specific tenant. Some of these advertising and promotional activities undertaken by the Company are identical to those approved by the IRS in these private letter rulings, but in view of the complex and relatively unique nature of the Company's malls, some of the Company's advertising and promotional activities are different from and more extensive than those addressed specifically by the IRS to date. The Company has represented that all of its advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing the Company's overall revenues through increased rents (which are typically based upon a percentage of sales). The Company has also represented that, with regard to its taxable years beginning after December 31, 1997, amounts attributable to these advertising and promotional activities would fall within the 1% "de minimis" services exception described in Section 856(d)(7)(B) of the Code even if the activities were not considered services that are "usually or customarily rendered" in connection with the rental of space for occupancy. Although the matter is not free from doubt with regard to the Company's tax years prior to 1998, based upon the basic premise upon which the IRS has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally and the Company's representation as to the primary purpose for such activities, we are of the opinion that the Company's advertising and promotional activities have not affected and will not affect the qualification of the rents received from tenants as "rents from real property" and, thus, its ability to qualify as a REIT.

    The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We have not undertaken to review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, the Partnership Subsidiaries, and the Services Company and its subsidiaries, the sources of their income, the nature and relative values of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

    For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of Exhibit 99.2 to the Form 8-K, under the heading "Material Federal Income Tax Considerations," which discussion is incorporated by reference into the Registration Statement.

    This opinion letter has been prepared solely for your benefit in connection with the Registration Statement. This opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted in whole or in part, filed with any governmental agency or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.

                      Very truly yours,

                      /s/ Hogan & Hartson L.L.P.
                      HOGAN & HARTSON L.L.P.

QuickLinks

[Hogan & Hartson L.L.P. Letterhead]